ASSET PURCHASE AGREEMENT

                                 by and between

                              VDC CORPORATION LTD.,

                                    as Buyer,

                                       and

                             PORTACOM WIRELESS, INC.

                                    as Seller




                                 March 23, 1998


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                            ASSET PURCHASE AGREEMENT

                  This ASSET PURCHASE AGREEMENT (the "Agreement") is made as of the 23rd day of March, 1998, by and between VDC CORPORATION LTD., a Bermuda corporation ("Buyer"), and PORTACOM WIRELESS, INC., a Delaware corporation ("Seller").

                                   WITNESSETH:

                  WHEREAS, Seller desires to sell, and Buyer desires to purchase, on the terms and conditions hereafter set forth, certain of the assets of Seller as described herein; and

                  WHEREAS, Seller and Buyer are parties to that certain Asset Purchase Agreement, dated as of November 25, 1997, as amended as of February 16, 1998, concerning the subject matter hereof (the "Original Agreement"); and

                  WHEREAS, Seller and Buyer intend that this Agreement supersede in its entirety the Original Agreement; and

                  WHEREAS, on March 23, 1998, Seller filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code (the "Bankruptcy Code") before the United States Bankruptcy Court for the District of Delaware (or any other tribunal exercising jurisdiction over the Debtor and property of its estate, the "Court"); and

                  WHEREAS, Seller remains in possession of its property and in control of its business pursuant to ss.ss.1107 and 1108 of the Bankruptcy Code; and

                  WHEREAS, Seller and Buyer are parties to a Loan Agreement, Security Agreement and Pledge Agreement, entered into on November 10, 1997, whereby Buyer extended to Seller prior to the commencement of the case the principal sum of approximately $360,000 (together with all accrued interests, costs and fees, the "Pre-Petition Indebtedness"); and

                  WHEREAS, Seller and Buyer are parties to a Debtor In Possession Loan, Security and Pledge Agreement, entered into after the commencement of the case, and subject to Court approval, whereby Buyer agreed to advance to Seller the principal amount up to an additional $333,000, subject to the terms and conditions set forth therein (together with all accrued interests, costs and fees, the "Post-Petition Indebtedness" and together with the Pre-Petition Indebtedness, the "Indebtedness"); and

                  WHEREAS, Seller and Buyer agree that the transactions contemplated hereby are other than in the ordinary course of Seller's business, and accordingly Court approval is required; and

                  WHEREAS, Seller and Buyer desire to consummate the transactions contemplated hereby as quickly as possible in order to maximize the benefit to the estate and intend to seek expedited consideration by the Court of the approval of this Agreement; and

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                  NOW, THEREFORE, in consideration of the foregoing and the
mutual covenants, agreements and representations and warranties herein contained, and for other good and legal consideration, the receipt and sufficiency of which is hereby acknowledged, Seller and Buyer, intending to be legally bound hereby, agree as follows:

                                    ARTICLE 1

                                   DEFINITIONS

         1.1. When used in this Agreement, the following terms, in their singular and plural forms, shall have the meanings assigned to them below:

                  "Act" means the Securities Act of 1933, as amended.

                  "Agreement" is defined in the initial paragraph hereof.

                  "Assets" means all of Seller's right, title and interest in and to all of the following described holdings:

                      (i) Two million shares of common stock, par value $.01 per share ("MAC Common Stock"), of Metromedia Asia Corporation ("MAC"), as evidenced by Stock Certificate Number 59, dated February 28, 1997; and

                      (ii) Warrants ("MAC Warrants") to purchase four million shares of common stock, par value $.01 per share, at $4.00 per share, of MAC, as evidenced by Warrant Number 19.

                  "Buyer" is defined in the initial paragraph hereof.

                  "Cash Funds" is defined in Section 3.2(a).

                  "Claim" means a claim or demand for any and all Liabilities, damages, losses, obligations, deficiencies, encumbrances, penalties, costs and expenses, including reasonable attorneys' fees, resulting from, related to or arising out of (i) any misrepresentation, breach of warranty or non-fulfillment of any covenant of Seller set forth in this Agreement or in any Related Document; (ii) Seller's ownership of the Assets; (iii) any and all actions, suits, investigations, proceedings, demands, assessments, audits, judgments and claims arising out of any of the foregoing.

                  "Closing" and "Closing Date" are defined in Section 6.1.

                  "Disclosure Schedule" is defined in Section 4.1.

                  "GAAP" means generally accepted accounting principles in the United States, consistently applied.

                  "Governmental Authority" means any foreign, federal, state, regional or local authority, agency, body, court or instrumentality, regulatory or otherwise, which, in whole or in

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part, was formed by or operates under the auspices of any foreign, federal, state, regional or local government.

                  "Indemnified Party" is defined in Section 10.4.

                  "Indemnifying Party" is defined in Section 10.4.

                  "Law" means any common law and any federal, state, regional, local or foreign law, rule, statute, ordinance, rule, order or regulation.

                  "Liabilities" means liabilities, obligations, claims or debts of Seller of any type or nature, whether matured, unmatured, contingent or unknown, including, without limitation, tort, contract or other claims asserted against Seller which are based on acts or omissions occurring on, before or after the Closing Date.

                  "Lien" means any lien, charge, covenant, condition, easement, adverse claim, demand, encumbrance, security interest, option, pledge, or any other title defect, easement or restriction of any kind.

                  "Purchase Price" is defined in Section 3.1.

                  "Registration Statement" is defined in Section 7.6.

                  "Related Documents" means this Agreement and each document or instrument executed in connection with the consummation of the transactions contemplated herein.

                  "Seller" is defined in the initial paragraph of this Agreement.

                  "Termination Agreement" means that certain Termination Agreement, dated September 11, 1996, by and among Seller, MAC, as successor-in-interest to Asian American Telecommunications Corporation and Max
E. Bobbitt, as Agent.

                  "VDC Shares" is defined in Section 3.2(b).

                                    ARTICLE 2

                           SALE AND PURCHASE OF ASSETS

         2.1. Agreement to Sell and Purchase Assets. Subject to the terms and conditions hereof and on the basis of and in reliance upon the covenants, agreements and representations and warranties set forth herein, on the Closing Date Seller shall sell the Assets to Buyer, and Buyer shall purchase the Assets from Seller. The Assets shall be sold, transferred and conveyed by Seller to Buyer free and clear of any and all claims, liens, encumbrances and the rights of others.

         2.2. Responsibility for Liabilities. Buyer shall not assume any Liabilities of Seller by virtue of this Agreement or otherwise. Notwithstanding anything herein, in the Original

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Agreement or in any Related Document to the contrary, except as otherwise expressly provided herein, Buyer is neither assuming nor agreeing to pay or discharge any of the claims against, or liabilities or obligations of, the Seller, Seller's bankruptcy estate or of any other party and nothing in this Agreement shall be construed to the contrary. All claims against, and liabilities and obligations of Seller, and Seller's bankruptcy estate, whether known or unknown, suspected or unsuspected, direct or contingent, in litigation, threatened or not yet asserted or existing with respect to any aspect of the Assets, Seller's bankruptcy case or estate, or this Agreement, arising or existing prior to or on the Closing Date are and shall remain the responsibility of Seller and Seller's bankruptcy estate, and such liabilities or obligations arising after Closing shall be the responsibility of the Buyer. The Order entered by the Court approving this Agreement shall specifically provide that the Buyer is not liable for pre-Closing claims, liabilities or obligations and is not liable as a successor-in-interest to creditors of Seller or Seller's bankruptcy estate.

                                    ARTICLE 3

                          PAYMENT OF THE PURCHASE PRICE

         3.1. Purchase Price. The purchase price ("Purchase Price") for the Assets shall consist of (i) the Closing Purchase Price (as such term is defined in Section 3.2 below) and (ii) the Deferred Purchase Price (as such term is defined in Section 3.5 below), if any.

         3.2. Closing Purchase Price. The Closing Purchase Price (the "Closing Purchase Price") shall be paid or delivered by Buyer at Closing in the following manner:

              (a) Subject to adjustment pursuant to Section 3.4 hereof, Buyer shall deliver an amount not to exceed the difference between Seven Hundred Thousand Dollars ($700,000) and the outstanding Indebtedness (the "Cash Funds") in immediately available funds in the form of cash, cashier's check or wire transfer; and

              (b) Buyer shall deliver 5,300,000 shares of newly issued shares of common stock, par value $2.00 per share, of Buyer (the "VDC Shares") in accordance with the provisions of Section 3.3; and

              (c) Buyer shall satisfy of the Indebtedness.

         3.3. Allocation of Closing Purchase Price. The Closing Purchase Price shall be allocated in the following manner:

              (a) At the Closing, Seller will deliver a schedule (the "Debt Schedule") identifying its indebtedness as of the Closing Date. Buyer shall deliver to and deposit with Seller that portion of the Cash Funds and the VDC Shares necessary to satisfy Seller's indebtedness to its creditors in the amounts and manner as set forth in the Debt Schedule. The Cash Funds and/or any and all VDC Shares delivered to Seller pursuant to this Section 3.3(a) shall be credited against and considered a part of the Closing Purchase Price and shall be held and distributed by Seller to the creditors (or provision shall be made for the ultimate distribution of such amounts and/or Shares to creditors upon the final resolution of any disputed amounts

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payable or claims against Seller) in accordance with the provisions of a further order of the Court.

              (b) Seller shall retain the VDC Shares until such time as a disposition of such shares occurs to Seller's stockholders pursuant to a confirmed plan of reorganization providing for the issuance of the VDC Shares pursuant to the exemption set forth in Bankruptcy Code ss.1145, or an effective registration statement in accordance with the provisions of Section 7.6 hereof.

         3.4. Adjustment to Closing Purchase Price. Forgiveness of the Indebtedness shall constitute initial payments and deposits against the Closing Purchase Price, and, as such, shall be applied towards the Closing Purchase Price under this Agreement upon the Closing Date.

         3.5. Deferred Purchase Price.

              (a) For the purposes of this Section 3.5, the terms listed below shall have the following meanings:

                  (i) "MAC Base Price" means $12.00 per share for each share of MAC common stock;

                  (ii) "MAC Market Price" means

                       (A) If MAC's common stock is traded in the over-the-counter market and not on any national securities exchange or in the NASDAQ Reporting System, the market price shall be the average of the mean between the last bid and ask prices per share, as reported by the National Quotation Bureau, Inc. or an equivalent generally accepted reporting service, for the consecutive 20 trading days following the one year anniversary of the Closing Date, or if not so reported, the average of the closing bid and asked prices for a share of MAC common stock for the consecutive 20 trading days following the one year anniversary of the Closing Date as furnished to MAC by any member of the National Association of Securities Dealers, Inc., selected by MAC for that purpose.

                       (B) If MAC's common stock is traded on a national securities exchange or in the NASDAQ Reporting System, the market price shall be the simple average of the closing prices of a share of MAC's common stock, as quoted on the NASDAQ Reporting System or its other principal exchange for the consecutive 20 trading days following the one year anniversary of the Closing Date.

                       (C) If the market price cannot be determined for MAC's common stock on such date on either of the foregoing bases, the market price shall be the fair market value as reasonably determined by an investment banking firm selected by Seller and Buyer, with the cost therefor to be borne equally by Seller and Buyer.

                  (iii) "VDC Base Price" means $5.00 per share for each share of VDC common stock; and

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                  (iv) "VDC Market Price" means

                       (A) If VDC's common stock is traded in the over-the-counter market and not on any national securities exchange nor in the NASDAQ Reporting System, the market price shall be the average of the mean between the last bid and ask prices per share, as reported by the National Quotation Bureau, Inc. or an equivalent generally accepted reporting service, for the consecutive 20 trading days following the one year anniversary of the Closing Date, or if not so reported, the average of the closing bid and asked prices for a share of VDC common stock for the consecutive 20 trading days following the one year anniversary of the Closing Date as furnished to VDC by any member of the National Association of Securities Dealers, Inc., selected by VDC for that purpose.

                       (B) If VDC's common stock is traded on a national securities exchange or in the NASDAQ Reporting System, the market price shall be the simple average of the closing prices at which a share of VDC's common stock traded, as quoted on the NASDAQ Reporting System or its other principal exchange for the consecutive 20 trading days following the one year anniversary of the Closing Date.

                       (C) If the market price cannot be determined by VDC's common stock on such date on either of the foregoing bases, the market price shall be the fair market value as reasonably determined by an investment banking firm selected by Seller and Buyer, with the cost therefor to be borne equally by Seller and Buyer.

              (b) In the event that on the one year anniversary of the Closing Date, MAC is a publicly held company whose shares are registered with the Securities and Exchange Commission ("SEC") under the Securities Exchange Act of 1934, Buyer shall pay and deliver to Seller the Deferred Purchase Price (the "Deferred Purchase Price") calculated in accordance with Section 3.5(c) below, if any, within ninety (90) days following the one year anniversary of the Closing Date. The Deferred Purchase Price shall be paid, at VDC's sole option, in either (i) immediately available funds in the form of cash, cashier's check or wire transfer, or (ii) shares of VDC common stock. In the event that VDC elects to pay the Deferred Purchase Price in the form of shares of VDC common stock, such stock shall be priced at the higher of $5.00 per share or the VDC Market Price per share.

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              (c) The Deferred Purchase Price shall be calculated in accordance with the following formula:

         MAC Market Price   -  VDC Market Price   x  $5,000,000
         ----------------      ----------------
         MAC Base Price        VDC Base Price

         For example, assuming that the MAC Market Price is $13.20, and the VDC Market Price is $5.00, the Deferred Purchase Price would equal (10% - 0%) x ($5,000,000) = $500,000.

         If the number calculated from the above formula is negative, there is no Deferred Purchase Price.

                                    ARTICLE 4

                    REPRESENTATIONS AND WARRANTIES OF SELLER

                  Seller represents and warrants to Buyer as follows:

         4.1. Disclosure Schedule. Seller has delivered or caused to be delivered to Buyer, prior to the execution of this Agreement, disclosure schedules, and documents relating thereto, which include the numbered schedules specifically referred to in this Agreement and which are attached hereto (collectively, the "Disclosure Schedule"). To the best of Seller's knowledge, the information contained in the Disclosure Schedule is complete and accurate in all material respects and all documents that are attached to the Disclosure Schedule are complete and accurate copies of the genuine original documents they purport to represent as in effect on the date hereof. Capitalized terms used in the Disclosure Schedule and not otherwise defined therein have the meanings ascribed to such terms in this Agreement.

         4.2. Organization and Standing of Seller. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Subject only to approval by the Court, Seller has all requisite corporate power and authority to sell the Assets, free and clear of any and all Liens. A certified copy of Seller's Articles of Incorporation and Bylaws are attached to Schedule 4.2 of the Disclosure Schedule.

         4.3. Encumbrances Created by this Agreement. The execution and delivery of this Agreement and each of the Related Documents does not, and the consummation of the transactions contemplated hereby or thereby will not, create any Liens on any assets (including the Assets) of Seller in favor of third parties.

         4.4. Title to Assets. Seller and Seller's bankruptcy estate own and hold of record the entire right, title and interest in and to all of the Assets, free and clear of any and all Liens, except the liens held by Buyer and interests held by MAC.

         4.5. VDC Shares to Be Issued Pursuant to Plan or Constitute Restricted Securities. Seller represents and warrants: (I) (a) that it will prepare and file a plan of reorganization and disclosure statement pertaining thereto, as soon as is practicable and in no event later than the original period fixed by ss.1121(b) of the Bankruptcy Code, (b) that this Agreement, the

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transactions contemplated hereby and the issuance and distribution of the VDC
Shares are and will be under and in accordance with such plan as contemplated by ss.1145 of the Bankruptcy Code, or (II) upon Seller's failure to obtain a declaration from the Court that the issuance of the VDC Shares is exempt from registration pursuant to Bankruptcy Code ss.1145, (a) that it has reviewed the annual and periodic reports of Buyer, as filed by Buyer with the SEC pursuant to the Securities Exchange Act of 1934, and that it has such knowledge and experience in financial and business matters that it is capable of utilizing the information set forth therein concerning Buyer to evaluate the risks of investing in the VDC Shares; (b) that it has been advised that the VDC Shares to be issued by Buyer constitute "restricted securities" as defined in Rule 144 promulgated under the Securities Act, and accordingly, have not been and will not be registered under the Securities Act except as otherwise set forth in this Agreement, and, therefore, it may not be able to sell or otherwise dispose of such VDC Shares except if the VDC Shares are subject to an effective registration statement filed with the SEC, in compliance with Rule 144 or otherwise pursuant to an exemption from registration under the Act; (c) that the VDC Shares so issued are being acquired by them for their own benefit and on their own behalf for investment purposes and not with a view to, or for sale or for resale in connection with, a public offering or re-distribution thereof; (d) that the VDC Shares so issued will not be resold (i) without registration thereof under the Securities Act (unless an opinion of counsel acceptable to VDC, or to Buyer, an exemption from such registration is available), (ii) in violation of any law; and (e) that the certificate or certificates representing the VDC Shares to be issued will be imprinted with a legend in form and substance as follows:

          THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THESE SECURITIES MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF REGISTRATION, OR THE AVAILABILITY OF AN EXEMPTION FROM REGISTRATION, UNDER THE SECURITIES ACT OF 1933, AS AMENDED, BASED ON AN OPINION LETTER OF COUNSEL FOR THE COMPANY OR A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

and Buyer is hereby authorized to notify the transfer agent of the status of the VDC Shares, and to take such other action including, but not limited to, the placing of a "stop transfer" order on the books and records of Buyer's transfer agent to ensure compliance with the foregoing.

         4.6. Brokers' Fees. No broker, finder or other person or entity acting in a similar capacity has participated on behalf of Seller in connection with the transactions contemplated by this Agreement. Seller has not incurred any Liability for brokers' fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

         4.7. Avoidance. The transactions contemplated hereby are not subject to avoidance as fraudulent transfers or fraudulent conveyances under applicable non-bankruptcy law or the Bankruptcy Code.

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         4.8. Fair Value. Seller acknowledges and agrees that the Purchase Price constitutes fair, adequate and reasonably equivalent consideration in exchange for the Assets.

         4.9. Full Disclosure. No representation or warranty by Seller in this Agreement and no statement contained in any Disclosure Schedule to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

                                    ARTICLE 5

                     REPRESENTATIONS AND WARRANTIES OF BUYER

                  Buyer represents and warrants to Seller as follows:

         5.1. Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Bermuda.

         5.2. Authorization and Enforceability. Buyer has all requisite corporate power and authority to enter into this Agreement and the Related Documents to which it is a party and to carry out the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. All necessary and appropriate action has been taken by Buyer with respect to the execution and delivery of this Agreement and each of the Related Documents and the performance of its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Related Documents and the consummation of the contemplated transactions by Buyer will not (a) result in the breach of any of the terms or conditions of, or constitute a default under, the Certificate of Incorporation or the By-Laws of Buyer or (b) violate any Law or any order, writ, injunction or decree of any Governmental Authority. This Agreement and any Related Documents to which Buyer is a party constitute valid and binding obligations of Buyer enforceable against Buyer in accordance with their respective terms.

         5.3. VDC Shares. The VDC Shares delivered by Buyer at Closing will be validly and legally issued, free and clear of any and all Liens, and will be fully paid and non-assessable, except that in the event the Court does not declare that the issuance of the VDC Shares are under a plan in Seller's bankruptcy case pursuant to Bankruptcy Code ss.1145, the VDC Shares shall be "restricted securities" pursuant to Rule 144 promulgated under the Act and except for the restrictions on resale set forth in Section 7.6 hereof.

         5.4. Approval. The Board of Directors of the Buyer has approved the execution of this Agreement and the transactions contemplated thereby.

         5.5. Brokers' Fees. Buyer has not incurred any liability for brokers' fees, finders' fees, agents' commissions or other similar forms of compensation in connection with this Agreement or the transactions contemplated hereby.

         5.6. Full Disclosure. No representation or warranty by Buyer in this Agreement contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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                                    ARTICLE 6

                                     CLOSING

         6.1. Closing. Subject to satisfaction or waiver of all conditions precedent set forth in Sections 8 and 9 of this Agreement, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Buchanan Ingersoll Professional Corporation, at 10:00 a.m., local time the day on which the last of the conditions precedent set forth in either
Section 8 or 9 of this Agreement is fulfilled (the "Closing Date") or at such other time, date and place as the parties may agree, but in no event shall such date be later than April 30, 1998.

         6.2. Obligations of Seller. At or prior to the Closing, Seller shall deliver to Buyer, in each case, in form and substance satisfactory to Buyer:

              (a) a written release by all of the parties to the Termination Agreement agreeing to the release of the MAC Common Stock to the Buyer;

              (b) written evidence from MAC confirming that, as of the Closing Date, no part of the Assets pledged as collateral under the Termination Agreement has been sold, assigned, transferred or otherwise disposed of or subject to any action for any of the foregoing (other than the transaction contemplated in this Agreement), and that, as of the Closing Date, neither MAC nor its parent corporation, Metromedia International Group, Inc., contemplates taking any of the foregoing actions;

              (c) such other instruments of transfer as shall be necessary or appropriate to vest in the Buyer good and marketable title to the Assets;

              (d) such other documents as may be described in Article 8 of this Agreement; and

              (e) a certified copy of the Order approving this Agreement and authorizing Seller to consummate the transactions contemplated hereby.

         6.3. Obligations of Buyer. At the Closing, Buyer shall deliver:

              (a) the Purchase Price in accordance with Article 3 of this Agreement;

              (b) a Deferred Purchase Price Note, in form and substance mutually satisfactory to the parties hereto;

              (c) evidence of the satisfaction of the Indebtedness; and

              (d) such other documents as may be described in Article 9 of this Agreement.

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         6.4. Further Documents or Necessary Action. Buyer and Seller each agree to take all such further actions on or after the Closing Date as may be necessary, desirable or appropriate in order to confirm or effectuate the transactions contemplated by this Agreement.

                                    ARTICLE 7

                            COVENANTS AND AGREEMENTS

         Seller covenants to and agrees with Buyer, and Buyer covenants to and agrees with Seller, as follows:

         7.1. Conduct of Business Pending the Closing. During the period from the date of this Agreement to the Closing Date, Seller shall conduct its business operations in the ordinary and usual course and to maintain its records and books of account in a manner consistent with prior periods. Seller shall, without purporting to make any commitment on behalf of Buyer, exercise reasonable efforts to preserve intact the present business organization and personnel of Seller and the present goodwill of Seller with persons having business dealings with them. Except as otherwise required or contemplated hereby, Seller further covenants and agrees that, from the date of this Agreement to the Closing Date, it shall not, without the written consent of
Buyer:

              (a) enter into any negotiations, discussions or agreements contemplating, affecting or respecting the Assets or Seller's ability to transfer the Assets;

              (b) enter into any negotiations, discussions or agreements contemplating or respecting the acquisition of Seller or any material asset thereof (other than in the ordinary course of business), whether through a sale of stock, a merger or consolidation, the sale of all or substantially all of the assets of Seller, any type of recapitalization or otherwise, with the exception of the Seller's interest in and to its Cambodian venture, the disposition of which has been discussed with the Buyer;

              (c) incur any Liabilities or take any action that would diminish the value of the Assets;

              (d) take any action which would interfere with or prevent performance of this Agreement; or

              (e) engage in any activity or enter into any transaction which would be inconsistent in any respect with any of the representations, warranties or covenants set forth in this Agreement, as if such representations, warranties and covenants were made at a time subsequent to such activity or transaction and all references to the date of this Agreement were deemed to be such later date.

         7.2. Access By Buyer; Confidentiality. During the period from the date of this Agreement to the Closing Date, Seller shall cause Buyer, its agents and representatives to be given full access during normal business hours to the premises, buildings, offices, books, records, assets (including the Assets), Liabilities, operations, contracts, files, personnel, financial


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

and tax information and other data and information of Seller, and shall cooperate with Buyer in conducting its due diligence investigation of Seller; provided that such access shall not unreasonably interfere with the normal operations and employee relationships of Seller. All information provided to or learned by Buyer as a result of such access or otherwise in connection with the transactions contemplated by this Agreement shall be held in confidence.

         7.3. Access By Seller; Confidentiality. During the period from the date of this Agreement to the Closing Date, Buyer shall cause Seller, its agents and representatives to be given full access during normal business hours to the premises, buildings, offices, books, records, assets, liabilities, operations, contracts, files, personnel, financial and tax information and other data and information of Buyer, and shall cooperate with Seller in conducting its due diligence investigation of Buyer; provided that such access shall not unreasonably interfere with the normal operations and employee relationships of Buyer. Buyer shall provide Seller with copies of all reports and/or findings made with the Securities and Exchange Commission from the date hereof through the Closing. All information provided to or learned by Seller as a result of such access or otherwise in connection with the transactions contemplated by this Agreement shall be held in confidence.

         7.4. Notice of Breach or Failure of Condition. Seller and Buyer agree to give prompt notice to the others of the occurrence of any event or the failure of any event to occur that might preclude or interfere with the timely satisfaction of any condition precedent to the obligations of Seller or Buyer under this Agreement.

         7.5. Best Efforts. Seller and Buyer shall use their respective best efforts to obtain all consents or approvals necessary to bring about the satisfaction of the conditions required to be performed, fulfilled or complied with by them pursuant to this Agreement and to take or cause to be taken all action, and to do or cause to be done all things, necessary, proper or advisable under applicable Laws to consummate and make effective the transactions contemplated by this Agreement as expeditiously as practicable.

         7.6. Registration Rights Agreement.

              (a) Buyer agrees that, to the extent that the VDC shares may not be transferred by Seller pursuant to the provisions of Section 1145 of the Bankruptcy Code, within forty-five (45) days after the Closing Date, it shall, at its sole expense, use its best efforts to file with the SEC a registration statement (the "Registration Statement") which shall register (i) the distribution of the VDC Shares to the stockholders of Seller and (ii) the distribution of the VDC Shares delivered to third parties by the Seller in satisfaction of claims against Seller and its bankruptcy estate. Resale of the VDC Shares shall be subject to the following limitations:

                  (i) 25% of the VDC Shares may be sold upon the date of declaration of the effectiveness of the Registration Statement;

                  (ii) 25% of the VDC Shares may be sold upon the six month anniversary of the date of declaration of effectiveness of the Registration Statement; and

                  (iii) the remaining 50% of the VDC Shares may be sold upon the one year anniversary of the date of declaration of effectiveness of the Registration Statement.

              (b) Notwithstanding the rights granted hereunder, Buyer shall have no obligation whatsoever to:

                  (i) assist or cooperate in the offering or disposition of the VDC Shares;

                  (ii) indemnify or hold harmless the holders of the VDC Shares or any underwriter designated by such security holders;

                  (iii) obtain a commitment from an underwriter relative to the sale of the VDC Shares; or

                  (iv) include the VDC Shares within an underwritten offering of Buyer.

         7.7. Loans. Buyer agrees to make advances, in its sole discretion, to the Seller under and in accordance Loan, Security and Pledge Agreement, with such advances being applied against the Purchase Price pursuant to Section 3.4 hereof.

         7.8. Exclusive Dealing. In consideration of Buyer expending considerable time and expenses in connection with the transactions contemplated in this Agreement, including those incurred for due diligence inquiries and legal fees, Seller hereby covenants and agrees that until the later of (i) sixty
(60) days after the date on which this Agreement automatically expires pursuant to Section 11.5 and (ii) the date on which this Agreement is terminated pursuant to Sections 11.1, 11.2 or 11.3, Seller will not, directly or indirectly, through any representative or otherwise, solicit or entertain offers from, negotiate with or in any manner encourage, discuss, accept or consider any proposal of any other person relating to the acquisition of the Assets, in whole or in part, whether directly or indirectly, through purchase, merger, consolidation or otherwise, except as otherwise may be required by law or order of the Court.

         7.9. Good Faith. Seller and Buyer have each acted and negotiated this Agreement in good faith. This Agreement represents an arms-length agreement among the parties, absent collusion, coercion or duress. The Purchase Price to be paid by the Buyer for the Assets in accordance herewith, represents the fair and reasonably equivalent value of and for the Assets. Further, the Order approving this Agreement shall provide that the reversal or modification or appeal thereof will not affect the validity of the Closing of the sale of the Assets to Buyer under and in accordance with such Order by virtue of specific findings that the Buyer purchased the Assets in good faith, unless such Order is stayed prior to the Closing.

         7.10. Bidding Procedures. Seller covenants and agrees that it will seek expedited consideration by the Court of the approval of this Agreement, together with approval of bidding procedures acceptable to Buyer and approval of the Break-Up Fee provided for in section 11.4 below. In the event that the Court makes the sale of the Assets to Buyer subject to the submission of higher and better offers, the following procedure, among others agreed to by Buyer, will govern the submission of any Competing Bid as follows:

              (a) The Competing Bid shall provide for consideration that exceeds the Purchase Price offered by Buyer by at least $1,100,000 (taking into effect that portion of the Purchase Price resulting from the forgiveness of the Indebtedness), and if the successful highest bidder is not Buyer, deliver to Seller at the hearing scheduled for the approval of this Agreement a nonrefundable deposit payable in cash or by certified or cashier's check in an amount equal to 10% of successful highest Competing Bid;

              (b) The amount of the Competing Bid for purposes of paragraph (a) above shall not be on terms which are more burdensome or conditional in any material respect than the terms hereof;

              (c) The form of the Competing Bid must be in the form of a final written contract signed by the competing bidder which, when and if approved by the Court, can be immediately countersigned by the Seller and shall form a binding agreement between the parties thereto;

              (d) The Competing Bid shall not be contingent upon receipt of financing necessary to its consummation; and

              (e) The Competing Bid shall not be conditioned on the outcome of unperformed due diligence by the competing bidder with respect to the business or the Seller's Assets; and the competing bidder shall be obligated to close prior to July 1, 1998.

              (f) If any Competing Bid does not conform to paragraphs (a) through (e) above, such bid will not be considered by the Court or be admissible at such hearing.

         7.11. Cooperation. Seller and Buyer agree that they will cooperate in good faith with respect to all proceedings before the Court in the case in connection with the approval and consummation of this Agreement and the transactions contemplated hereby.

                                    ARTICLE 8

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF BUYER

                  All obligations of Buyer under this Agreement are subject to the satisfaction by Seller at or before the Closing of all of the following conditions, except to the extent expressly waived in writing by Buyer:

         8.1. Representations and Warranties True at Closing. The representations and warranties of Seller contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made again on the Closing Date.

         8.2. Performance. Seller shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by Seller prior to or at the Closing, including, without limitation, the delivery to Buyer of the documents listed in
Section 6.2.

         8.3. No Adverse Changes. Except as contemplated by this Agreement, there shall have been no material adverse change in the condition, prospects, business or operations, financial or otherwise, of Seller from the date of this Agreement to the Closing Date.

         8.4. Litigation. On the Closing Date, there shall not be any pending or threatened litigation in any court or any proceedings by or before any Governmental Authority with a view to seek, or in which it is sought, to restrain or prohibit the consummation of the transactions contemplated by this Agreement or in which it is sought to obtain divestiture, rescission or damages in connection with the transactions contemplated by this Agreement and no investigation by any Governmental Authority shall be pending which might result in any such litigation or other proceeding.

         8.5. Necessary Consents. All statutory requirements for the valid consummation by Buyer of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents, waivers, approvals or other actions by any Governmental Authority or third party which are required for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

         8.6. Stockholder Approval. To the extent required by the laws of Bermuda, the stockholders of Buyer shall have approved the transactions contemplated by this Agreement.

         8.7. Certificate. Seller shall have delivered to Buyer a certificate, dated as of the Closing Date, of the Seller to the effect that the conditions set forth in Sections 8.1, 8.2, 8.3, 8.4 and 8.8 have been satisfied.

         8.8. Consents. Seller shall have provided written consents to the acquisition of the Assets by Buyer from all appropriate Governmental Authorities (to the extent so required by law) in form and substance reasonably acceptable to Buyer.

         8.9. Due Diligence. Buyer shall have completed, to its satisfaction, a due diligence review of the financial condition, results of operations, properties, assets, liabilities, business and prospects of Seller.

         8.10. Evidence of Satisfaction of Indebtedness. Seller shall have provided validly executed releases, waivers and/or settlement agreements, satisfactory in form and substance to Buyer, evidencing agreements for the satisfaction of substantially all indebtedness of, and claims against, Seller.

         8.11. Court Approval. The Court shall have entered an Order in form and substance satisfactory to Buyer, approving this Agreement, authorizing the transactions contemplated hereby, replacing the Liens on the Assets by granting to the holders thereof Liens in and on the Purchase Price and authorizing the sale of the Assets free and clear of all Liens, which Order shall not be subject to a pending appeal, or motion for reconsideration, modification, vacation or stay, and as to which the time to file such appeal or motion has expired, or any such appeal or motion that may have been filed has been dismissed with prejudice or otherwise disposed of without impacting negatively the Order contemplated hereby. Further, such Order shall recognize Buyer's rights with respect to the Indebtedness under Bankruptcy Code ss.363(k), shall declare the parties' good faith in all respects under and in accordance with Bankruptcy Code ss.363(m), and shall give full effect to the Break-Up Fee, bidding and exclusive dealing provisions hereof.


                                    ARTICLE 9

                  CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLER

              All obligations of Seller under this Agreement are subject to the satisfaction by Buyer at or before the Closing of all of the following conditions, except to the extent expressly waived in writing by Seller:

         9.1. Representations and Warranties True at Closing. The representations and warranties of Buyer contained in this Agreement shall have been true and correct in all material respects when made and shall be true and correct in all material respects on the Closing Date as though such representations and warranties were made again on the Closing Date; provided, however, that if Buyer changes its jurisdiction of incorporation from the Commonwealth of Bermuda to the State of Delaware on or before the Closing Date, Buyer shall be deemed to represent in Section 5.1 that it is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

         9.2. Performance. Buyer shall have performed and complied, in all material respects, with all agreements and conditions required by this Agreement to be performed or complied with by Buyer prior to or at the Closing.

         9.3. No Adverse Changes. Except as contemplated by this Agreement, there shall have been no material adverse change in the condition, business or operations, financial or otherwise, of Buyer from the date of this Agreement to the Closing Date.

         9.4. Necessary Consents. All statutory requirements for the valid consummation by Seller of the transactions contemplated by this Agreement shall have been fulfilled and all authorizations, consents, waivers, approvals or other actions by any Governmental Authority or third party which are required for the consummation of the transactions contemplated by this Agreement shall have been received and shall be in full force and effect.

         9.5. Certificate. Buyer shall have delivered to Seller a certificate, dated as of the Closing Date, to the effect that the conditions set forth in Sections 9.1, 9.2 and 9.3 have been satisfied.

         9.6. Court Approval. The Court shall have entered an Order in form and substance satisfactory to Seller, approving this Agreement, authorizing the transactions contemplated hereby, replacing the Liens on the Assets by granting to the holders thereof Liens in and on the Purchase Price and authorizing the sale of the Assets free and clear of all Liens

         9.7. Indebtedness. Seller shall be obligated to perform hereunder and Close the transactions contemplated hereby notwithstanding the occurrence of an Event of Default under the documents evidencing the Indebtedness or Buyer's exercise of any rights or remedies thereunder, including, without limitation, Seller shall continue to seek approval of this Agreement with respect to the MAC Shares following Buyer's exercise of its right to retain possession of the MAC Warrants in satisfaction of the Indebtedness and the Purchase Price shall be adjusted by reducing the Purchase Price by the Indebtedness and Cash Funds, resulting in the VDC Shares and Deferred Purchase Price being exchanged for the Assets.

                                   ARTICLE 10

                       INDEMNIFICATION AND RELATED MATTERS

         10.1. Survival of Representations and Warranties. The representations and warranties contained in this Agreement, the schedules and exhibits hereto, and any agreement, document, instrument or certificate delivered hereunder, including the Related Documents, shall survive the Closing Date. This Article 10 constitutes the sole and exclusive remedy of Buyer and Seller with respect to any subject matter addressed herein, and Buyer and Seller hereby waive and release the other from any and all claims and other causes of action, including without limitation claims for contribution, relating to any such subject matter.

         10.2. Indemnification by Seller.

              (a) Seller agrees to indemnify Buyer against and hold it harmless from:

                  (i) all liability, loss, damage or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Seller in this Agreement, in any Related Document to which Seller was a signatory or in any other agreement or document delivered by or on behalf of Seller in connection with the transactions contemplated by this Agreement;

                  (ii) all liability of Seller not expressly assumed by Buyer;

                  (iii) all liability, loss, damage or deficiency resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Seller in this Agreement, in any Related Document to which Seller was a signatory or in any other agreement or document delivered by or on behalf of Seller in connection with the transactions contemplated by this Agreement; and

                  (iv) any and all reasonable costs and expenses (including reasonable legal and accounting fees) related to any of the foregoing. In the event that Buyer makes a Claim which is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Buyer shall bear all reasonable costs and expenses (including court costs and reasonable legal and accounting fees), incurred by Seller in investigating and defending against such Claim, which indemnification obligation of Seller shall be secured by the Deferred Purchase Price and the VDC Shares that remain unissued and Buyer shall have the right of offset with respect thereto.

         10.3. Indemnification by Buyer. Buyer shall indemnify Seller against and hold it harmless from:

              (a) all liability, loss, damage or deficiency resulting from or arising out of any inaccuracy in or breach of any representation or warranty by Buyer in this Agreement in any Related Document or in any other agreement or document delivered by or on behalf of Buyer in connection with the transactions contemplated by this Agreement;

              (b) all liability, loss, damage or deficiency resulting from or arising out of any breach or nonperformance of any covenant or obligation made or incurred by Buyer in this Agreement, in any Related Document, or in any other agreement or document delivered by or on behalf of Buyer in connection with the transactions contemplated by this Agreement; and

              (c) any and all reasonable costs and expenses (including reasonable legal and accounting fees) related to any of the foregoing. In the event that Seller makes a Claim which is determined by a court of competent jurisdiction to be without reasonable basis in law or fact, Seller shall bear all reasonable costs and expenses (including court costs and reasonable legal and accounting fees), incurred by Buyer in investigating and defending against such Claim.

              10.4. Third Party Claims. If any action, suit, investigation or proceeding (including without limitation negotiations with federal, state, local or foreign tax authorities) shall be threatened or commenced by a third party in respect of which a party (an "Indemnified Party") may make a Claim hereunder, the Indemnified Party shall notify the party obligated to indemnify such party hereunder (the "Indemnifying Party") to that effect with reasonable promptness (so as to not prejudice such party's rights) after the commencement or threatened commencement of such action, suit, investigation or proceeding, and the Indemnifying Party shall have the opportunity to defend against such action, suit, investigation or proceeding (or, if the action, suit, investigation or proceeding involves to a significant extent matters beyond the scope of the indemnity agreement contained herein, those claims that are covered hereby) subject to the limitations set forth below. If the Indemnifying Party elects to defend against any action, suit, investigation or proceeding (or, as described in the preceding parenthetical, one or more claims relating thereto), the Indemnifying Party shall notify the Indemnified Party to that effect with reasonable promptness. In such case, the Indemnified Party shall have the right to employ its own counsel and participate in the defense of such matter, but the fees and expenses of counsel shall be at the expense of the Indemnified Party unless the employment of such counsel at the expense of the Indemnifying Party shall have been authorized in writing by the Indemnifying Party. Any party granted the right to direct the defense of a threatened or actual suit, investigation or proceeding hereunder shall: (i) keep the other fully informed of material developments in the action, suit, investigation or proceeding at all stages thereof; (ii) promptly submit to the other copies of all pleadings, responsive pleadings, motions and other similar legal documents and papers received in connection with the action, suit, investigation or proceeding; (iii) permit the other and its counsel, to the extent practicable, to confer on the conduct of the defense of the action, suit, investigation or proceeding; and
(iv) to the extent practicable, permit the other and its counsel an opportunity to review all legal papers to be submitted prior to their submission. The parties shall make available to each other and each other's counsel and accountants all of its or their books and records relating to the action, suit, investigation or proceeding, and each party shall render to the other such assistance as may be reasonably required in order to insure the proper and adequate defense of the action, suit, investigation or proceeding. The parties shall use their respective good faith efforts to avoid the waiver of any privilege of either party. The assumption of the defense of any matter by an Indemnifying Party shall not constitute an admission of responsibility to indemnify or in any manner impair or restrict such party's rights to later seek to be reimbursed its costs and expenses if indemnification under this Agreement with respect to such matter was not required. An Indemnifying Party may elect to assume the defense of a matter at any time during the pendency of such matter, even if initially such party did not elect to assume such defense, so long as such assumption at such later time would not prejudice the rights of the Indemnified Party. No settlement of a matter by the Indemnified Party shall be binding on an Indemnifying Party for purposes of such party's indemnification obligations hereunder.

                                   ARTICLE 11

                                   TERMINATION

              11.1. Termination by Mutual Consent. At any time on or prior to the Closing Date, this Agreement may be terminated by the mutual written consent of Seller and Buyer without liability on the part of Seller or Buyer.

              11.2. Termination Upon Breach or Default. If Seller or Buyer shall materially default in the observance or in the due and timely performance of any of the covenants contained in this Agreement, or if there shall have been a material breach by either of the parties of any of the representations or warranties set forth in this Agreement, the other party may, upon written notice and a reasonably opportunity to cure, terminate this Agreement, without prejudice to its rights and remedies available at law, including the right to recover expenses, costs and other damages.

              11.3. Termination Based Upon Failure of Conditions. If any of the conditions of this Agreement to be complied with or performed by a party on or before the Closing Date, shall not have been complied with or performed in all material respects by such date and such noncompliance or nonperformance shall not have been waived in writing by the other party, the party to whom the benefit of such condition runs may, upon written notice, terminate this Agreement, without prejudice to its or their rights and remedies available under law, including the right to recover expenses, costs and other damages.

              11.4. Break-Up Fees. Notwithstanding anything to the contrary contained within this Agreement, in the event Seller is unable to, or elects not to complete the transactions contemplated by this Agreement for any reason, except: (i) a breach by Buyer of any of its representations, warranties and covenants contained herein or (ii) a material adverse development in the business or operations of Buyer between the date of this Agreement and the Closing Date, then; and in that event, Seller shall pay Buyer a break-up fee equal to One Million Dollars ($1,000,000) ("Break-Up Fee") in order to reimburse Buyer for its time and expenses incurred in connection with the transactions contemplated in this Agreement, as well as for any lost opportunity costs and direct and indirect consequential damages. Payment of the Break-Up Fee shall be made by wire transfer of immediately available funds to an account designated by Buyer not later than five (5) days after receipt by Seller of a written demand for the Break-Up Fee by Buyer, but in no case later than Seller's receipt of proceeds from the sale or other disposition of the Assets, directly or indirectly. Seller acknowledges that any payment of the Break-Up Fee will be treated as one for liquidated damages and not a penalty, such being agreed between Buyer and Seller to be a necessary condition to this Agreement to compensate Buyer for expenses and expenditures incurred and made in connection herewith and otherwise for Seller's non-compliance with this Agreement.

              11.5. Final Expiration. This Agreement shall automatically expire if the Closing does not occur on or before April 30, 1998, or, upon such later date as VDC in its sole discretion may determine; provided, however, that such later date shall not be later than July 1, 1998.

                                   ARTICLE 12

                                     GENERAL

              12.1. Entire Agreement. This Agreement, and the exhibits and schedules hereto (including the Disclosure Schedule), and the agreements specifically referred to herein, including the documents evidencing the Indebtedness, set forth the entire agreement and understanding of Seller and Buyer in respect of the transactions contemplated hereby and, except with respect to the provisions of Section 13 of the Letter of Intent and the no shop provisions set forth in Section 8 of the Letter of Intent, supersede all prior agreements, arrangements and understandings relating to the subject matter hereof. No representation, promise, inducement or statement of intention has been made by Seller or Buyer that is not embodied in this Agreement or in the documents specifically referred to herein and neither Seller nor Buyer shall not be bound by or liable for any alleged representation, promise, inducement or statement of intention not so set forth.

              12.2. Binding Effect; Benefits; Assignment. Upon the entry of an Order by the Court approving this Agreement, all of the terms of this Agreement shall be binding upon, inure to the benefit of and be enforceable by and against Seller and its successors and authorized assigns, and Buyer and its successors and authorized assigns. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies under or by reason of this Agreement except as expressly indicated herein. Neither Seller nor Buyer shall assign any of their respective rights or obligations under this Agreement to any other person, firm or corporation without the prior written consent of the other party, except that Buyer may assign its rights and obligations under this Agreement to a direct or indirect wholly-owned subsidiary of Buyer, although Buyer shall remain fully responsible for all of its obligations under this Agreement.

              12.3. Construction. The headings of the sections and paragraphs of this Agreement have been inserted for convenience of reference only and shall in no way restrict or otherwise modify any of the terms or provisions hereof. The language used in this Agreement shall be deemed to be the language chosen by the parties to this Agreement to express their mutual intent, and no rule of strict construction shall be applied against any party.

              12.4. Amendment and Waiver. This Agreement may be amended, modified, superseded or canceled and any of the terms, covenants, representations, warranties or conditions hereof may be waived only by a written instrument executed by Seller and Buyer or, in the case of a waiver, by or on behalf of the party waiving compliance.

              12.5. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware as applicable to contracts made and to be performed in Delaware, without regard to conflict of laws principles.

              12.6. Public Disclosure. Except as required by Law, or in connection with the solicitation of new investment advisory agreements with Seller's clients, neither Buyer nor Seller shall make any public disclosure of the existence or terms of this Agreement or the transactions contemplated hereby without the prior written consent of the other party, which consent shall not be unreasonably withheld. In the event that Seller or Buyer determines that the disclosure of the existence or terms of this Agreement is required by Law, such party shall so notify the other parties and shall provide to the other party a copy of any such public disclosure prior to releasing the same.

              12.7. Notices. All notices, requests, demands and other communications to be given pursuant to the terms of this Agreement shall be in writing and shall be deemed to have been duly given if hand delivered, sent by overnight mail by a nationally recognized overnight delivery service or mailed first class, postage prepaid:

                  (a)      If to Seller:

                           Michael Richard, President
                           PortaCom Wireless, Inc.
                           10061 Talbert Avenue, Suite 200
                           Fountain Valley, CA  92708
                           Telephone:  (714) 593-3234
                           Telecopier:  (714) 593-3264

                           with a copy to:

                           Francis A. Monaco, Jr., Esquire
                           Walsh and Monzack, P.A.
                           1201 Orange Street, Suite 400
                           Wilmington, DE 19899
                           Telephone:  (302) 656-8162
                           Telecopier:  (302) 656-2769

                           and

                           Jeffrey Kurtzman, Esquire
                           Klehr, Harrison, Harvey, Branzburg & Ellers
                           1401 Walnut Street
                           Philadelphia, PA 19102
                           Telephone:  (215) 568-4493
                           Telecopier:  (215) 568-6603

                  (b)      If to Buyer:

                           Frederick A. Moran, Chief Executive Officer
                           VDC Corporation Ltd.
                           27 Doubling Road
                           Greenwich, CT  06830
                           Telephone: (203) 661-9600
                           Telecopier: (203) 869-1430

                           with a copy to:

                           Stephen M. Cohen, Esq.
                           Stuart M. Brown, Esq.
                           Buchanan Ingersoll Professional Corporation
                           Eleven Penn Center, 14th Floor
                           1835 Market Street
                           Philadelphia, Pennsylvania 19103
                           Telephone: (215) 665-3873
                           Telecopier: (215) 665-8760

Either party may change its address by prior written notice to the other party.

         12.8. Counterparts. This Agreement may be executed in counterparts, each of which when so executed shall be deemed to be an original and such counterparts shall together constitute one and the same instrument.

         12.9. Expenses. Each party shall pay their own respective expenses, costs and fees incurred in connection with the negotiation, preparation, execution and delivery of this Agreement and each of the Related Documents and the consummation of the transactions contemplated hereby, including, without limitation, the fees and expenses of their respective legal counsel, accountants and financial advisors.

              IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                             VDC CORPORATION LTD.

                             By: ________________________________
                                 Frederick A. Moran, Chief Executive Officer

                             PORTACOM WIRELESS, INC.

                             By: _________________________________
                                 Michael Richard, President

                                    EXHIBIT A

   Indebtedness of Seller to be satisfied from proceeds of the Purchase Price


                                                                      Source of Proceeds
                                                              ----------------------------------
                                                              Cash Funds              VDC Shares
        Creditor/Claimant                Amount                (amount)                (Number)
        -----------------                ------               ----------              ----------





                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re:                                      :
                                            :        Case No. 98-661(PJW)
PORTACOM WIRELESS, INC.,                    :
                                            :        Chapter 11
                           Debtor.          :


                   STIPULATION AND ORDER IN LIEU OF OBJECTION


         This Amended Stipulation and Order In Lieu of Objection ("Stipulation") is made as of the 3rd day of April, 1998, by and among PortaCom Wireless, Inc. ("Debtor"), VDC Corporation Ltd. ("Buyer") and the Official Committee of Unsecured Creditors of PortaCom Wireless, Inc. ("Committee"), by and through their respective undersigned counsel.

                              W I T N E S S E T H:

         WHEREAS, on March 23, 1998, Debtor filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code ("Code"), commencing a case in the United States Bankruptcy Court for the District of Delaware (the "Court"), which is pending at number 98-661 (the "Case"); and

         WHEREAS, on March 29, 1998, the Office of the United States Trustee convened a meeting of the twenty largest unsecured creditors of the Debtor for the purpose of appointing a committee of creditors; and

         WHEREAS, the Office of the United States Trustee appointed three creditors to the committee, which Committee engaged counsel; and

         WHEREAS, prior to the commencement of the Case, the Debtor and Buyer were parties to an asset purchase agreement and amendments thereto, pertaining to the Debtor's agreement to sell to Buyer its interest in and to 2,000,000 shares of common stock ("MAC Shares") of Metromedia Asia Corporation ("MAC") and warrants to purchase an additional 4,000,000 of MAC common stock with a strike price of $4.00 per share ("MAC Warrants"); and

         WHEREAS, the Debtor and Buyer negotiated the terms of an asset purchase agreement to be entered into in the Case and approved by the Court ("Purchase Agreement") and agreed upon the procedures pursuant to which the Purchase Agreement would be submitted to the Court for approval; and

         WHEREAS, together with the petition commencing the Case, the Debtor filed the Motion Of Debtor (A) To Establish Bidding Procedures And To Approve A Break-Up Fee In Connection With The Sale Of The Debtor's Interest In Certain Property Of The Estate And (B) To Approve The Form And Manner Of Notice ("Motion") with respect to the Purchase Agreement, which is attached to the Motion as Exhibit A; and

         WHEREAS, the Court scheduled a hearing on the Motion on April 3, 1998 at 2:00 p.m. and provided the Committee the opportunity to object to the Motion at any time at or prior to the scheduled hearing; and

         WHEREAS, the Committee expressed its intention to object to various provisions of the Motion and Notice; and

         WHEREAS, the Debtor, Buyer and Committee, have agreed to resolve the Committee's concerns and objections by modifying the terms of the Purchase Agreement, as more fully set forth below, in consideration of the Committee's waiver of its objections to the Motion and approval of the Purchase Agreement at the hearing to be scheduled to approve the same and confirm the Buyer as the "Successful Bidder;" and

         NOW, THEREFORE, intending to be legally bound hereby, for and in consideration of the mutual covenants set forth below, the parties agree as follows:

         1. The recitals set forth above are incorporated herein as though set forth below at length.

         2. The Purchase Agreement is incorporated herein and shall be amended pursuant to the terms set forth below. Capitalized terms used herein and not defined herein shall have the meaning ascribed to such term in the Purchase Agreement.

         3. Section 1.1 shall be amended by adding a new definition, as follows:

            "Allowed Claims" means the pre-petition unsecured claims, as defined in Code ss.101(5), or portion thereof, that: (a) are allowed pursuant to a final, non-appealable Order of the Court, or (b) are deemed allowed pursuant to Code ss.1111(a), or (c) are the subject of pre-petition settlement agreement, or post-petition settlements agreement approved by the Court, that provide for the payment of cash, in whole or in part, in settlement and satisfaction thereof, and in such case, the cash portion thereof (collectively, the "Settlements"). Debtor's counsel believes the Settlements are enforceable and will vigorously attempt to enforce them in the Chapter 11, to the extent necessary.

            "Cash Purchase Escrow" means that segregated, interest bearing escrow account established and maintained by the Debtor, funded by Buyer, in an amount equal to $2.6 million. The Cash Purchase Escrow may be funded by any combination of cash and stand-by letter of credit; provided, however, that the cash portion shall be in the minimum amount of $1,250,000. The holders of priority unsecured claims and general unsecured claims shall be the beneficiaries of this fund.

            "Disputed Claims" means any pre-petition, unsecured claim that is not an Allowed Claim, by virtue of its being scheduled by the Debtor as disputed, contingent or unliquidated, and proof of which has not been timely filed, or as to which an objection has been interposed and which is pending as of Closing.

         4. Section 3.2 of the Purchase Agreement is hereby amended by deleting the section in its entirety and replacing it with the following:

            3.2 Closing Purchase Price. The Closing Purchase Price (the "Closing Purchase Price") shall be paid or delivered by Buyer at Closing in the following manner:

                (a) Subject to adjustment pursuant to Section 3.4 hereof, Buyer shall deliver the Cash Purchase Escrow (the "Cash Funds") to the Cash Purchase Escrow escrow agent ("Escrow Agent") for the benefit of Seller; and

                (b) Buyer shall deliver newly issued shares of common stock, par value $2.00 per share, of Buyer in accordance with the provisions of Section 3.3 hereof (the "VDC Shares"). The number of VDC Shares to be delivered shall equal the difference between
                (i) 5,300,000 and (ii) the difference between the principal amount of the Cash Purchase Escrow delivered to Seller at Closing and the Indebtedness, divided by the value of the VDC stock valued consistently with paragraph 14 of the Motion. For example, if the funds of the Cash Purchase Escrow delivered to Seller at Closing are in the amount of $2,000,000, the Indebtedness is $366,125 and the value of the VDC Shares is $6.00, the number of VDC Shares to be delivered is equal to 5,027,688 shares (5,300,000 - ((2,000,000 - 366,125)/6)); and

                (c) The Indebtedness shall be satisfied by Seller's delivery, in its capacity as escrow agent, to Buyer of that portion of the Cash Purchase Escrow, together with all accrued interest and other earnings thereon, not delivered to Seller pursuant to sub-section (a) above.

         5. Section 3.4 of the Purchase Agreement is hereby amended by adding to the end of the paragraph, the following:

                Following the Closing, from time to time, Disputed Claims, or a portion thereof, may become Allowed Claims. To the extent that any Disputed Claim becomes an Allowed Claim, the Escrow Agent shall deliver to the Seller for distribution to the holder thereof the amount of such Allowed Claim; to Buyer 60% of the disallowed amount of the Disputed Claim; and the Escrow Agent shall retain the balance.

         6. The Cash Purchase Escrow shall be funded the later of April 8, 1998 or forty-eight (48) hours after entry by the Court of an Order approving this Stipulation and upon the satisfaction of the condition identified in paragraph 7 below.

         7. Debtor, or its counsel, shall be appointed escrow agent with respect to the Cash Purchase Escrow. The Cash Purchase Escrow shall be established and invested in a money market or federally backed instrument. Interest and all other earnings on the Cash Purchase

Escrow shall inure to the benefit of Buyer. The excess Cash Purchase Escrow, or any portion thereof, shall be returned to Buyer from time to time at such time as any Disputed Claim becomes an Allowed Claim. The amount returned to Buyer shall be 60% of the amount which is disallowed. All other terms and conditions of the escrow shall be set forth in an agreement mutually acceptable to the Debtor, Buyer and the Committee, which shall be executed as a condition precedent to the funding of such escrow.

         8. Upon approval of the Purchase Agreement by the Court and confirmation of Buyer as the Successful Bidder and approved purchaser thereunder, 10% of the Cash Purchase Escrow shall become non-refundable as to Buyer, except in the event of a default by Seller under the Purchase Agreement.

         9. The Debtor In Possession Loan, Security and Pledge Agreement between the Debtor and Buyer, approved by interim order entered on March 25, 1998 ("DIP Financing Agreement"), shall be deemed modified by reducing the amount of advances available thereunder post-petition to $100,000.00.

         10. Except as expressly modified hereby, the Purchase Agreement, Motion, Notice and DIP Financing Agreement shall remain in full force and effect.

         11. The Committee hereby waives any and all objections to the Motion, Notice and approval of the Purchase Agreement by the Court and confirmation of Buyer as the Successful Bidder and approved purchaser thereunder.

         12. The Debtor shall use its best efforts to review the claims asserted against the estate and interpose and pursue objects thereto. Any and all objections to claims shall be filed on or before May 15, 1998.

         13. This Stipulation sets forth the entire agreement of the parties hereto with respect to the subject matter hereof and may be amended only by a writing signed by each party hereto and approved by the Court.

         14. This Stipulation shall inure to and be binding upon the parties hereto and their respective successor and assigns upon approval hereof by an Order of the Court.

         15. Counsel signing this Stipulation on behalf of the parties hereto each represent that they have all the requisite authority to bind their client hereto.

         16. This Stipulation may be executed in counterparts.

         IN WITNESSETH WHEREOF, the parties hereto through their duly authorized counsel, have signed this Stipulation the day and year first above written.

                                      PORTACOM WIRELESS, INC.


Dated:     April 3, 1998              /s/ Jeffrey Kurtzman
                                      By:      Jeffrey Kurtzman, Esquire

                                      Special Counsel to PortaCom Wireless, Inc.


                                      VDC CORPORATION, LTD.


Dated:  April 3, 1998                 /s/ Stuart M. Brown
                                      -------------------
                                      By:      Kenneth E. Aaron, Esquire
                                               Stuart M. Brown, Esquire

                                      Counsel to VDC Corporation, Ltd.


                                      OFFICIAL COMMITTEE OF UNSECURED CREDITORS


Dated:  April 3, 1998                 /s/ Francis Lawall
                                      ------------------
                                      By:      Francis Lawall, Esquire
                                               J. Gregg Miller, Esquire

                                      Counsel to Official Committee of Unsecured
                                      Creditors


         APPROVED and so ORDERED, ADJUDGED and DECREED, this 9th day of April, 1998.



                                      /s/ Peter J. Walsh
                                      ------------------
                                      Peter J. Walsh,
                                      United States Bankruptcy Judge





                      IN THE UNITED STATES BANKRUPTCY COURT

                          FOR THE DISTRICT OF DELAWARE

In re:                                      :
                                            :        Case No. 98-661(PJW)
PORTACOM WIRELESS, INC.,                    :
                                            :        Chapter 11
                           Debtor.          :


                   STIPULATION AND ORDER IN LIEU OF OBJECTION


         This Stipulation and Order In Lieu of Objection ("Stipulation") is made as of the 23rd day of April, 1998, by and among PortaCom Wireless, Inc. ("Debtor"), VDC Corporation Ltd. ("Buyer") and the Official Committee of Unsecured Creditors of PortaCom Wireless, Inc. ("Committee"), by and through their respective undersigned counsel.

                              W I T N E S S E T H:

         WHEREAS, on March 23, 1998, Debtor filed a voluntary petition for relief under Chapter 11 of Title 11 of the United States Code ("Code"), commencing a case in the United States Bankruptcy Court for the District of Delaware (the "Court"), which is pending at number 98-661 (the "Case"); and

         WHEREAS, on March 29, 1998, the Office of the United States Trustee convened a meeting of the twenty largest unsecured creditors of the Debtor for the purpose of appointing a committee of creditors; and

         WHEREAS, the Office of the United States Trustee appointed three creditors to the committee, which Committee engaged counsel; and

         WHEREAS, prior to the commencement of the Case, the Debtor and Buyer were parties to an asset purchase agreement and amendments thereto, pertaining to the Debtor's agreement to sell to Buyer its interest in and to 2,000,000 shares of common stock ("MAC Shares") of Metromedia Asia Corporation ("MAC") and warrants to purchase an additional 4,000,000 of MAC common stock with a strike price of $4.00 per share ("MAC Warrants"); and

         WHEREAS, the Debtor and Buyer negotiated the terms of an Asset Purchase Agreement to be entered into in the Case and approved by the Court ("Purchase Agreement") and agreed upon the procedures pursuant to which the Purchase Agreement would be submitted to the Court for approval; and

         WHEREAS, together with the petition commencing the Case, the Debtor filed the Motion Of Debtor (A) To Establish Bidding Procedures And To Approve A Break-Up Fee In Connection With The Sale Of The Debtor's Interest In Certain Property Of The Estate And (B) To Approve The Form And Manner Of Notice ("Procedures Motion") with respect to the Purchase Agreement, which is attached hereto as Exhibit A and incorporated herein; and

         WHEREAS, the Committee expressed its intention to object to various provisions of the Procedures Motion and Notice, however, in lieu thereof, the Debtor, Buyer and Committee entered into that certain Stipulation and Order in Lieu of Objection ("Procedures Stipulation"), which is attached hereto as Exhibit B and incorporated herein; and

         WHEREAS, pursuant to the terms of the Procedures Stipulation that parties entered into an Escrow Agreement, among other things, to provide assurance to unsecured creditors that their allowed claims would be paid in full as a result of the consummation of the sale of the MAC Shares and MAC Warrants to Buyer ("Escrow Agreement"). A copy of the Escrow Agreement is attached hereto as Exhibit C and incorporated herein; and

         WHEREAS, on the petition date the Debtor fled the Motion of PortaCom Wireless, Inc. to Obtain Post-Petition Financing Pursuant to 11 U.S.C. ss.364(c) ("DIP Motion") and after conducting a preliminary hearing in accordance with Fed.R.Bankr.P. 4001(c)(2), the Court entered a Preliminary Order thereon and scheduled a final hearing thereon for April 23, 1998; and

         WHEREAS, the Committee filed objections to the entry of the final order on the DIP Motion; and

         WHEREAS, the Debtor, Buyer and Committee, have agreed to resolve the Committee's concerns and objections by further modifying the terms of the Purchase Agreement, as amended by the Procedures Stipulation and Escrow Agreement, as more fully set forth below, in consideration of the Committee's waiver of its objections to the Procedures Motion and DIP Motion and the approval of the Amended Purchase Agreement, as defined below, at the hearing scheduled for April 23, 1998 to approve the same and confirm the Buyer as the "Successful Bidder;" and

         NOW, THEREFORE, intending to be legally bound hereby, for and in consideration of the mutual covenants set forth below, the parties agree as follows:

         1. The recitals set forth above are incorporated herein as though set forth below at length.

         2. The Purchase Agreement, as amended by the Procedures Stipulation and Escrow Agreement (as amended, the "Amended Purchase Agreement"), is incorporated herein and shall be amended pursuant to the terms set forth below. Capitalized terms used herein and not defined herein shall have the meaning ascribed to such term in the Amended Purchase Agreement.

         3. Section 1.1 shall be amended by deleting the definition for "Cash Purchase Escrow" and replacing it with the following:

            "Cash Purchase Escrow" means that segregated, interest bearing escrow account established and maintained by the Debtor, funded by Buyer, in an amount equal to $2,682,000. The Cash Purchase Escrow may be funded by any combination of cash and stand-by letter of credit; provided, however, that the cash portion shall be in the minimum amount of $1,250,000. The holders of administrative claims to the extent of $82,000, and the holders of priority unsecured claims and general unsecured claims shall be the beneficiaries of this fund.

         4. Section 3.2(b) of the Amended Purchase Agreement is hereby amended by deleting the sub-section in its entirety and replacing it with the following:

            (b) At Closing, subject to adjustment provided for in Section 3.4 hereof, Buyer shall deliver to the Escrow Agent 5,300,000 newly issued shares of common stock, par value $2.00 per share, of Buyer in accordance with the provisions of Section 3.3 hereof (the "VDC Shares"). The number of VDC Shares to be issued to Debtor in consideration hereof shall equal the difference between (i) 5,300,000 and (ii) the difference between the principal amount of the Cash Purchase Escrow delivered to Seller (subject to and in accordance with the terms of Section 3.4 hereof) and the Indebtedness (the sum of the Pre-Petition Indebtedness and Post-Petition Loan), divided by the value of the VDC stock valued consistently with paragraph 14 of the Procedures Motion. For example, if the funds of the Cash Purchase Escrow delivered to Seller are in the amount of $1,400,000, the Indebtedness is $400,000 and the value of the VDC Shares is $6.00, the number of VDC Shares to be issued to Debtor is equal to 5,133,334 shares (5,300,000 - ((1,400,000 - 400,000)/6)); and

         5. Section 3.4 of the Amended Purchase Agreement is hereby amended by deleting the sub-section in its entirety and replacing it with the following:

            3.4 Closing and Post-Closing Adjustments of Cash Purchase Escrow and VDC Shares.

            (a) Forgiveness of the Indebtedness shall constitute initial payments and deposits against the Closing Purchase Price, and, as such, shall be applied towards the Closing Purchase Price under this Agreement upon the Closing Date.

            (b) At or before Closing, the Debtor shall deliver to the Escrow Agent a schedule containing the amounts and names of the holders of all priority unsecured and general unsecured claims which, as of the Closing Date (as defined in the

            Amended Purchase Agreement), are scheduled by the Debtor as fixed and liquidated, unsecured claims against the Debtor's estate and for which no proof(s) of claim has been filed or for which proof(s) of claim have been filed in the scheduled or a lesser amount ("Closing Date Claims"). At Closing, the Escrow Agent shall deliver to Debtor from the Escrowed Funds cash in an amount equal to the Closing Date Claims for distribution to the holders of Closing Date Claims.

            (c) Upon the later of (i) Closing or (ii) the entry of a final, non-appealable Order by the Court approving or ratifying the settlement agreements entered into by the Debtor prior to the commencement of the Case ("Pre-Petition Settlements"), or otherwise authorizing a settlement and compromise upon the terms of, the Pre-Petition Settlements, including an Order confirming a plan of reorganization providing for such approval, ratification, or authorization, the Escrow Agent shall deliver to Debtor or the disbursing agent under such plan, as the case may be, cash and a portion of the VDC Shares in an amount equal to that to be distributed pursuant to the Pre-Petition Settlements. The consideration payable to the non-Debtor party to any Pre-Petition Settlement shall be deemed to constitute an Allowed Claim having a value in the amount of such consideration. In the event Debtor fails to obtain a final, non-appealable Order approving or ratifying any of the Pre-Petition Settlements, or otherwise authorizing a settlement and compromise upon the terms of such Pre-Petition Settlement, then any resulting claim asserted against the Debtor's estate shall constitute a Disputed Claim and be treated in accordance with paragraph 3.4(e) below.

            (d) Within seven (7) days after May 15, 1998 (the "Bar Date"), Debtor shall deliver to the Escrow Agent, Buyer and the Committee a schedule containing the amounts and names of holders of all claims, other than the Closing Date Claims, as to which, as of the Bar Date, proof(s) of claim have been filed in the scheduled or a lesser amount than that which was scheduled by the Debtor (collectively, the "Bar Date Claims"). The Bar Date Claims shall be deemed to constitute Allowed Claims. Within five (5) days after delivery by the Debtor of such schedule, the Escrow Agent shall deliver to Debtor from the Escrowed Funds cash in an amount equal to the Bar Date Claims for distribution to the holders of Bar Date Claims.

            (e) All claims against the Debtor's estate other than the Closing Date Claims, the Pre-Petition Settlements and the Bar Date Claims constitute "Disputed Claims." From time to time, and to the extent that any Disputed Claim becomes an Allowed Claim pursuant to a final, non-appealable Order of the Court ("Other Allowed Claim(s)"), the Escrow Agent shall deliver to Debtor or the disbursing agent under a plan of reorganization confirmed in the Debtor's case, as the case may be, for distribution to the holder(s) thereof, cash and/or a portion of the VDC Shares having an aggregate value equal to the aggregate amount of such Other Allowed Claim; and shall disburse to Buyer the 60% Credit (as defined below) on account of each such Other Allowed Claim.

            (f) 60% Credit. The "60% Credit" shall equal 60% of the disallowed portion of any Disputed Claim and constitute a reduction, from time to time and prior to the final disbursement provided for in section 3.4(g) below, in Buyer's liability under the Letter of Credit and/or a payment in cash to Buyer, whichever Buyer may from time to time elect in writing. In the event Buyer has elected to receive a reduction in its liability under the Letter of Credit, the Escrow Agent shall as is necessary to implement paragraph 3.4(g) hereof, send written notice of the 60% Credit(s) to the financial institution issuing the Letter of Credit.

            (g) Following the entry of an order confirming a plan of reorganization in the Case that provides for the consummation of the Amended Purchase Agreement and sale to Buyer, then the Escrow Agent may disburse not more than one million VDC Shares of the first allocation of VDC Shares that may be alienated by Debtor pursuant to
            Section 7.6 of the Amended Purchase Agreement to Debtor, which VDC Shares may be liquidated by Debtor, and the proceeds thereof available to pay administrative expenses or otherwise distributed to creditors (such VDC Shares shall be referred to as the "Administrative Shares").

            (h) After payment of all Closing Date Claims, Pre-Petition Settlements, Bar Date Claims, and Other Allowed Claims, the Escrow Agent shall make a final distribution of the Cash Purchase Escrow and VDC Shares:

                (i) To the Buyer: (A) of cash in an amount equal to the sum of the disallowed amount of Disputed Claims not previously disbursed as part of the 60% Credit, plus the Cash Portion funded in the Escrow Account in excess of the cash required to pay the Closing Date Claims, Bar Date Claims, cash paid under Pre-Petition Settlements, and cash paid to holders of Other Allowed Claims, plus all interest and other earnings on the Escrowed Funds, and (B) of the "Returned Shares," defined as a portion of the VDC Shares in an amount equal to the difference between (x) the total amount of the Escrowed Funds distributed on account of the Closing Date Claims, Bar Date Claims, Pre-Petition Settlements, Other Allowed Claims and Administrative Advance, as defined below, and (y) the Indebtedness, plus the fee incurred by Buyer to obtain the Letter of Credit, divided by the value of the VDC stock valued consistently with paragraph 14 of the Procedures Motion; and

                (ii) To the Debtor: of all of the VDC Shares remaining after distribution of the Returned Shares to Buyer and the Administrative Shares, or portion thereof, to Debtor.

            (i) The Escrowed Funds shall comprise in part the amount of $82,000.00, which amount may be disbursed by the Escrow Agent to the Debtor from time to time for the payment of administrative claims ("Administrative Advance"). The Administrative Advance may not be disbursed unless and until an Order is entered by the Bankruptcy Court approving the Sale Motion and confirming VDC as the Purchaser thereunder, but may be disbursed prior to Closing under the Amended Purchase Agreement. Thereafter, the Debtor shall submit advance requests to the Escrow Agent and Committee (to its counsel) and funds from the Administrative Advance will be disbursed by the Escrow Agent to the Debtor in amounts approved by the Committee, which approval shall not be unreasonably withheld. The Committee shall be deemed to approve any advance requests as to which it has not notified the Debtor's counsel and Escrow Agent of an objection thereto within three (3) business days of its receipt of any such request.

         6. A final order shall be entered approving the Debtor In Possession Loan, Security and Pledge Agreement between the Debtor and Buyer ("DIP Financing Agreement"), authorizing Debtor to obtain post-petition financing in the amount advanced of $18,000.00, and prohibiting VDC from making further advances of funds or credit thereunder without further order of the Court.

         7. The Committee's objections to the DIP Motion and entry of the final order thereon are hereby withdrawn.

         8. Except as expressly modified hereby, the Amended Purchase Agreement, as amended by the Stipulation and Order in Lieu of Objection dated April 6, 1998 and the Escrow Agreement, Motion, Notice, DIP Financing Agreement and Final Order on the DIP Financing Agreement shall remain in full force and effect.

         9. The Committee hereby waives any and all objections to the Motion, Notice and approval of the Amended Purchase Agreement by the Court and confirmation of Buyer as the Successful Bidder and approved purchaser thereunder.

         10. The Debtor shall use its best efforts to review the claims asserted against the estate and interpose and pursue objects thereto. Any and all objections to claims shall be filed on or before May 22, 1998.

         11. This Stipulation and the approved form of Final Order on the DIP Motion set forth the entire agreement of the parties hereto with respect to the subject matter hereof and may be amended only by a writing signed by each party hereto and approved by the Court.

         12. This Stipulation shall inure to and be binding upon the parties hereto and their respective successor and assigns upon approval hereof by an Order of the Court.

         13. Counsel signing this Stipulation on behalf of the parties hereto each represent that they have all the requisite authority to bind their client hereto.

         14. This Stipulation may be executed in counterparts.

         IN WITNESSETH WHEREOF, the parties hereto through their duly authorized counsel, have signed this Stipulation the day and year first above written.

                                            PORTACOM WIRELESS, INC.


Dated:  April 23, 1998                      /s/ Jeffrey Kurtzman
                                            --------------------
                                            By: Jeffrey Kurtzman, Esquire

                                            Special Counsel to PortaCom
                                            Wireless, Inc.


                                            VDC CORPORATION, LTD.


Dated:  April 23, 1998                      /s/ Stuart M. Brown
                                            -------------------
                                            By: Kenneth E. Aaron, Esquire
                                                Stuart M. Brown, Esquire

                                            Counsel to VDC Corporation, Ltd.

                                            OFFICIAL COMMITTEE OF UNSECURED
                                            CREDITORS


Dated:  April 23, 1998                      /s/ Francis Lawall
                                            ------------------
                                            By: Francis Lawall, Esquire
                                                J. Gregg Miller, Esquire

                                            Counsel to Official Committee of
                                            Unsecured Creditors

                                            ESCROW AGENT - KLEHR, HARRISON,
                                            HARVEY, BRANZBURG & ELLERS, LLP


Dated:  April 23, 1998                      /s/ Jeffrey Kurtzman
                                            --------------------
                                            By: Jeffrey Kurtzman, Partner



         APPROVED and so ORDERED, ADJUDGED and DECREED, this 23rd day of April, 1998.



                                            /s/ Peter J. Walsh
                                            ------------------
                                            Peter J. Walsh,
                                            United States Bankruptcy Judge